Exhibit 23.3
[KPMG LETTERHEAD]
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NBT Bancorp Inc.:
We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement on Form S-4/A of NBT Bancorp Inc. related to the registration of shares for the merger between NBT Bancorp Inc. and CNB Bancorp, Inc.

/s/ KPMG LLP

Albany, New York
December 23, 2005